Exhibit 10.21

CHANGE OF CONTROL AND RETENTION AGREEMENT

This Change of Control and Retention Agreement (the “Agreement”) is made and entered into as of December 2, 2004, by and between Nuance Communications, Inc., a Delaware corporation (the “Company”), and [            ] (the “Executive”).

Recitals:

WHEREAS, the Executive is a key employee of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes; and

WHEREAS, the Company draws upon the knowledge, experience, expertise and advice of the Executive to manage its business for the benefit of the Company’s stockholders; and

WHEREAS, the Company recognizes that, if a Change of Control were to occur, the resulting uncertainty regarding the consequences of such an event could adversely affect the performance of, and the Company’s ability to attract and retain, its key employees, including the Executive; and

WHEREAS, the Company believes that the existence of this Agreement will serve as an incentive to the Executive to remain in the employ of the Company, and would enhance the Company’s ability to call on and rely upon the Executive if a Change of Control were to occur; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to encourage the Executive to continue to devote the Executive’s full attention and dedication to the success of the Company, and to provide specified compensation and benefits to the Executive in the event of a Termination Upon Change of Control pursuant to the terms of this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. PURPOSE

The purpose of this Agreement is to provide specified compensation and benefits to the Executive in the event of his Termination Upon Change of Control. Subject to the terms of any applicable written employment agreement between Company and the Executive, either the Executive or Company may terminate the Executive’s employment at any time for any reason.

2. TERMINATION UPON CHANGE OF CONTROL

2.1 Prior Obligations. In the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to the benefits described in this Section 2.1.

2.1.1 Accrued Salary and Vacation. All salary and accrued vacation earned through the date of the Executive’s Termination Upon Change of Control shall be paid to Executive on such date (the “Termination Date”).

2.1.2 Accrued Bonus Payment. The Executive shall receive a lump sum payment of any actual bonus amount attributable to the Company’s prior fiscal year, to the extent that any such bonus was earned and is unpaid on the Executive’s Termination Upon Change of Control, on the Termination Date.

2.1.3 Expense Reimbursement. Within ten (10) days following submission to the Company of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive, consistent with the Company’s expense reimbursement policy in effect prior to the incurring of each such expense, in connection with the business of the Company prior to Executive’s Termination Upon Change of Control.

2.2 Additional Cash Severance Benefits. In the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to receive (a) an amount equal to twelve (12) months of the Executive’s Base Salary, plus (b) an amount equal twelve (12) months of the Executive’s Annual Bonus. The amount set forth in this Section 2.2 shall be paid in cash in a single lump sum payment within ten (10) days following the Executive’s Termination Upon Change of Control.

2.3 Stock Option or Restricted Stock Acceleration.

2.3.1 Acceleration of Vesting and Exercisability. Upon the Executive’s Termination Upon Change of Control, the vesting or exercisability, of outstanding stock options and shares of restricted stock granted to the Executive under the Company’s 1994 Flexible Stock Incentive Plan, 1998 Stock Plan, 2000 Stock Plan, and 2001 Nonstatutory Stock Option Plan or under any other equity grant made by the Company (together, the “Company Plans”) shall be accelerated, such that, upon such Termination Upon Change of Control, 1/48th of the shares subject to each such stock option and restricted stock grant shall vest, or become exercisable, for each month from its grant date through the Change of Control and the greater of (a) 25% of all shares subject to each of the Executive’s options and 25% of all shares of each of the Executive’s restricted stock grants, or (b) 50% of unvested shares subject to each of the Executive’s options and 50% of unvested shares of each of the Executive’s restricted stock grants, after taking into account the monthly acceleration described above, shall vest or become exercisable.

2.3.2 Acceleration Following Non-Assumption. If there is a Change of Control, involving a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, in which outstanding stock options or shares of restricted stock granted prior to such Change of Control under the Company Plans are not fully assumed or replaced by fully equivalent substitute stock options or restricted stock of the Successor or by an equivalent amount of cash that preserves the spread determined at the time of such Change of Control on the unvested portion of the options or shares of restricted stock, then: (a) outstanding stock options and shares of restricted stock granted to the Executive under the Company Plans shall have their vesting, or exercisability, accelerated such that 100% of all shares subject to each of the Executive’s options and 100% of all shares of each of the Executive’s restricted stock grants shall vest, or become exercisable, immediately prior to the effective date of such Change of Control; and (b) the Company shall provide reasonable prior written notice, at least fifteen (15) days prior to the occurrence of such Change of Control, to the Executive of (i) the date such unexercised stock options and/or restricted stock grants will terminate, and (ii) the period during which the Executive may exercise the stock options.

2.4 Additional Insurance Benefits. In the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to the benefits described in this Section 2.4.

2.4.1 Life Insurance Coverage. For a period of twelve (12) months following the Executive’s Termination Upon Change of Control, the Company shall provide group life insurance coverage at the same level of coverage, and at the same premium cost, if any, as was provided to the Executive immediately prior to the Executive’s Termination Upon Change of Control; provided, however; that if it is not feasible for the Company to secure benefits comparable to such prior insurance coverage through an insurance carrier of Successor at the same premium cost to the Executive, the Company shall pay to the Executive an amount equivalent to the premium previously paid on behalf of the Executive for life insurance coverage for the applicable period. If prior to the expiration of the twelve (12) month period following the Executive’s Termination Upon Change of Control, the Executive secures new employment that provides comparable life insurance benefits, the Company’s obligation to provide the additional life insurance benefits set forth in this Section 2.4 shall terminate.

2.4.2 COBRA. If the Executive timely elects coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to provide to the Executive, at the Company’s expense, the Company’s health related and other standard employee insurance coverage as in effect immediately prior to the Executive’s Termination Upon Change of Control for a period of twelve (12) months following such Termination Upon Change of Control. The date of the “qualifying event” for the Executive and any dependents shall be the Termination Date.

2.5 Indemnification. In the event of the Executive’s Termination Upon Change of Control, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the termination of the Executive’s employment to the fullest extent permitted by law, and (b) if the Executive was covered by the Company’s directors’ and officers’ insurance policy, or an equivalent thereto, (the “D&O Insurance Policy”) immediately prior to the Change of Control, the Company or its Successor shall continue to provide coverage under a D&O Insurance Policy for twenty-four (24) months following the Executive’s Termination Upon Change of Control on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Change of Control.

3. FEDERAL EXCISE TAX UNDER SECTION 280G

3.1 Reimbursement of Excise Tax. If (a) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) the Executive thereby would be subject to any United States federal excise tax due to that characterization, then the Executive may elect, in the Executive’s sole discretion, to reduce the amounts payable under this Agreement or otherwise, or to have any portion of applicable options or restricted stock not vest or become exercisable, in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code.

3.2 Calculation by Independent Public Accountants. Unless the Company and the Executive otherwise agree in writing, any calculation of the amount of any excess parachute payments payable by the Executive shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination, absent manifest error, shall be conclusive and binding upon the Executive and the Company. For purposes of making such calculation, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required calculation. The Company shall bear all fees and expenses the Accountants may charge in connection with such calculation.

4. DEFINITIONS

4.1 Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

4.2 “Annual Bonus” means the greater of (a) the aggregate of all variable compensation, commissions and other bonuses (collectively, the “Bonuses”) earned by the Executive for the fiscal year immediately preceding the fiscal year during which the Change of Control occurs, (b) the aggregate of all Bonuses earned by the Executive for the fiscal year immediately preceding the fiscal year during which the Termination Date occurs, or (c) the aggregate of all Bonuses that would be earned by the Executive for the fiscal year during which the Termination Date occurs if 100% of all applicable performance goals were achieved.

4.3 “Base Salary” means the greater of (a) the monthly salary of the Executive in effect immediately prior to the Change of Control, or (b) the monthly salary of the Executive in effect immediately prior to the Termination Date.

4.4 “Cause” means a good faith determination, on a reasonable basis, by not less than two thirds of the members of the Board of Directors of the Company (the “Board”) that the Executive:

(a)	willfully failed to follow the lawful written directions of the Board of Directors of the Company provided to the Executive prior to such failure; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice;

(b)	engaged in gross misconduct which is materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such gross misconduct in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice;

(c)	willfully failed to comply in any material respect with the Company’s Confidentiality and/or Proprietary Rights Agreement, the Company’s insider trading policy, or any other reasonable policies of the Company, in each case provided, or reasonably made available, to the Executive prior to such failure, where non-compliance would be materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of the Company’s intention to terminate the Executive for such Cause, and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice; or

(d)	has been convicted of a felony (other than a felony arising from a violation of a motor vehicle law) or a crime involving moral turpitude, or it has been determined by a court that he or she committed a fraud, against the Company or a fraud against any other person or entity that is materially detrimental to the Company.

4.5 “Change of Control” means:

(a)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (i) the outstanding shares of common stock of the Company, or (ii) the combined voting power of the Company’s outstanding securities;

(b)	the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)	the sale or disposition of all or substantially all of the Company’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company);

(d)	a change in the composition of the Board within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) were directors of the Company as of the effective date of this Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of a least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of directors to the Company; or

(e)	the dissolution or liquidation of the Company.

4.6 “Company” shall mean Nuance Communications, Inc. and, following a Change of Control, any Successor.

4.7 “Good Reason” means the occurrence of any of the following conditions, without the Executive’s written consent:

(a)	assignment to the Executive of a title, position, responsibilities or duties that is not a Substantive Functional Equivalent to the title, position, responsibilities or duties which the Executive had immediately prior to the Change of Control;

(b)	a reduction in the Executive’s Base Salary or target bonus opportunity in effect immediately prior to the Change of Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned that are similar to the applicable performance requirements in effect immediately prior to the Change of Control);

(c)	the failure of the Company (i) to continue to provide the Executive an opportunity to participate in any benefit or compensation plans provided to employees who held positions with the Company or its Successor comparable to the Executive’s position immediately prior to the Change of Control, or (ii) to provide the Executive all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who held a position with the Company or its Successor comparable to the Executive’s position immediately prior to the Change of Control;

(d)	the Company’s requiring the Executive to (i) relocate to any office or location more than 50 miles (one-way) from the Executive’s primary residence immediately prior to the Change of Control, or (ii) to engage in travel in the performance of services for the Company at a frequency or for a duration substantially in excess of such travel required by the Company prior to the Change of Control;

(e)	a material breach of this Agreement by the Company, including failure of the Company to obtain the consent of a Successor to perform all of the obligations of the Company under this Agreement; or

(f)	any act, set of facts or omissions with respect to the Executive that would, under applicable law, constitute a constructive termination of the Executive.

Notwithstanding the foregoing, nothing described in any of subsections (a) through (f) above shall constitute Good Reason unless Executive provides Company written notice, in reasonable detail, of his or her belief that an action or inaction constituting such Good Reason has occurred and the Company fails to cure or correct such action or inaction, within thirty (30) days of its receipt of such written notice, such that the asserted Good Reason no longer exists.

4.8 “Permanent Disability” means that:

(a)	the Executive has been incapacitated by bodily injury, illness or disease so as to be totally prevented thereby from engaging in the full performance of the Executive’s duties;

(b)	such total incapacity shall have begun prior to the Change of Control and continued for a period of six consecutive months; and

(c)	such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life.

4.9 “Substantive Functional Equivalent” means that, following a Change of Control, the Executive’s position must:

(a)	be in a substantive area of the Executive’s competence (e.g., finance or executive management) and not materially different from the position occupied immediately prior to the Change of Control;

(b)	allow the Executive to serve in a role and perform duties functionally equivalent to those performed immediately prior to the Change of Control; and

(c)	not otherwise constitute a material, adverse change in authority, title, status, responsibilities or duties from those of the Executive immediately prior to the Change of Control, causing the Executive to be of materially lesser rank or responsibility.

4.10 “Successor” means the Company as defined above and any successor to or assignee of substantially all of its business and/or assets.

4.11 “Termination Upon Change of Control” means:

(a)

any termination of the employment of the Executive by the Company without Cause during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is eighteen (18) months following the Change of Control; or

(b)	any resignation by Executive for Good Reason where (i) such Good Reason occurs during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is eighteen (18) months following the Change of Control, and (ii) such resignation occurs within six (6) months following the occurrence of such Good Reason.

Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; or (4) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason.

5. EXCLUSIVE REMEDY

5.1 No Other Benefits Payable. The Executive shall be entitled to no other termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any Termination Upon a Change of Control with respect to which the payments and/or benefits described in Section 2 have been provided to the Executive, except as expressly set forth in this Agreement.

5.2 No Limitation of Regular Benefit Plans. Except as provided in Section 5.4 below, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including, without limitation, the Company’s stock option plans.

5.3 Release of Claims. The payment of the benefits described in Section 2 of this Agreement is conditioned upon the delivery by the Executive to the Company of a signed general release of claims substantially in a form provided to the Executive by the Company prior to any Change of Control; however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company or that are otherwise provided under this Agreement.

5.4 Noncumulation of Benefits. The Executive may not cumulate cash severance payments, stock option vesting and exercisability and restricted stock vesting, based on the Executive ceasing to be an employee of the Company, under this Agreement, any other written agreement with the Company and/or another plan or policy of the Company.

6. NON-SOLICITATION

For a period of twelve (12) months after the Executive’s Termination Upon Change of Control, the Executive will not solicit the services or business of any employee or consultant of the Company, which, if accepted, would result in the discontinuance of that person’s or entity’s relationship with or to the Company, without the written consent of the Company.

7. ARBITRATION

7.1 Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach hereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

7.2 Costs of Arbitration. All costs of arbitration, including reasonable attorneys fees of the Executive, will be borne by the Company, except that, if the Executive initiates arbitration and the arbitrator finds the Executive’s claims to be frivolous, the Executive shall be responsible for his own costs and attorneys fees.

7.3 Site of Arbitration. The site of the arbitration proceeding shall be in Santa Clara County, California.

8. NOTICES

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after being mailed, return receipt requested, as follows:

If to the Company:	Nuance Communications, Inc.
1380 Willow Road
Menlo Park, CA 94025
Attention: President and General Counsel

and, if to the Executive, at the address indicated below. Either party may provide the other with written notices of change of such party’s address, which shall be effective upon receipt by the other party.

9. MISCELLANEOUS PROVISIONS

9.1 Heirs and Representatives of the Executive; Successors and Assigns of the Company. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

9.2 Amendment and Waiver. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing, specifying such modification, amendment, waiver or discharge, and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

9.3 Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law.

9.4 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

9.5 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to where the Executive has his residence or principal office or where he performs his duties hereunder.

9.6 No Duty to Mitigate. The Executive is not required to seek alternative employment following termination, and payments called for under this Agreement will not be reduced by earnings from any other source.

9.7 Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

[NAME]

Address:

Dated:	, 2005

NUANCE COMMUNICATIONS, INC.

By:
Title: